Exhibit 99.1

News Release

EDITORIAL CONTACTS:	INVESTOR CONTACTS:
Drew Prairie	Mike Haase
(512) 602-4425	(408) 749-3124
drew.prairie@amd.com	mike.haase@amd.com

Dave Kroll	Irmina Blaszczyk
(408) 749-3310	(408) 749-3398
dave.kroll@amd.com	irmina.blaszczyk@amd.com

AMD Updates First Quarter Outlook

SUNNYVALE, Calif. — April 9, 2007 —AMD (NYSE: AMD) today announced it expects to report revenue of approximately $1.225 billion in the quarter ending March 31, 2007. Revenues declined sharply quarter-over-quarter for the Computing Solutions segment, primarily due to lower overall average selling prices and significantly lower unit sales, especially in the resale channel.

AMD plans to restructure its business model to increase operational efficiencies and lower its operating cost structure. AMD will reduce 2007 capital expenditures by approximately $500 million, which the company believes will not materially impact capacity plans for the year. AMD will also significantly reduce discretionary expenses and limit hiring to critical positions. The company will provide more details during its conference call to report first quarter 2007 financial results on April 19.

AMD will report first quarter 2007 financial results after market close on April 19, 2007. AMD will hold a conference call for the financial community at 2:00 p.m. PT to discuss first quarter results. A real-time audio broadcast of the teleconference will be provided at www.amd.com and www.streetevents.com. The webcast will be available for ten days after the conference call.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

Cautionary Statement

This release contains forward-looking statements regarding results of operations for the first quarter of fiscal 2007, a planned reduction in capital expenditures for 2007 and potential actions that the company may take to better align its business model, cost structure, hiring, and capital and discretionary expenditures, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that forward-looking statements are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; any inability to realize all of the anticipated benefits of the company’s acquisition of ATI because, among other things, the revenues, cost savings, growth prospects and any other synergies expected from the transaction may not be fully realized or may take longer to realize than expected; additional capital requirements and any inability to raise sufficient capital, on favorable terms or at all; a downturn in the semiconductor industry; unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or even a decline in demand; any inability to transition to advanced manufacturing process technologies in a timely and effective way, consistent with planned capital expenditures; any inability to develop, launch and ramp new products and technologies in the volumes and mix required by the market at mature yields and on a timely basis; any inability to maintain the level of investment in research and development and capacity that is required to remain competitive; and any inability to obtain sufficient manufacturing capacity or components to meet demand for its products or the under-utilization of its microprocessor manufacturing facilities. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on From 10-K for the year ended December 31, 2006.

AMD and the AMD Arrow logo are trademarks of Advanced Micro Devices, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.